Exhibit 5.1

Winnebago Industries, Inc.                                Date: December 21, 2017
P.O. Box 152
Forest City, IA 50436

Re:     Winnebago Industries, Inc.
    Form S-8 Registration Statement

Gentlemen:

We have acted as special counsel for Winnebago Industries, Inc. ("WINNEBAGO"), in connection with the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") of Winnebago which is being filed with the Securities and Exchange Commission on December 22, 2017 covering up to 250,000 shares of Winnebago's Common Stock, $.50 par value (the "COMMON STOCK"), issuable to eligible participants in the Winnebago Industries, Inc. Employee Stock Purchase Plan (the "ESPP").

As such counsel, we have examined the Articles of Incorporation and By-laws of Winnebago, the ESPP, the Registration Statement and such other corporate documents and records and have made such other inquiries as we have deemed necessary or advisable in order to enable us to render the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. The shares of Common Stock when sold, issued and delivered in the manner and for consideration pursuant to the ESPP and as contemplated by the Registration Statement will be validly issued and outstanding, fully paid and non-assessable shares of Common Stock of Winnebago.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

by: /s/ Lindquist & Vennum, LLP